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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

    COFRANCESCO, JR.                 EDWARD               R.
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   (Last)                            (First)              (Middle)

    250 PARK AVENUE S.  SUITE 200
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                                    (Street)
    WINTER PARK                        FL                   32789
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

      JANUARY 1, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     INTERNATIONAL ASSETS HOLDING CORPIRATION -- IAAC
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                           EXECUTIVE VICE PRESIDENT
                           ------------------------
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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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            Table I -- Non-Derivative Securities Beneficially Owned
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
                                                         3. Ownership Form:
                           2. Amount of Securities       Direct (D) or
1. Title of Security          Beneficially Owned         Indirect (I)         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                 (Instr. 4)                 (Instr. 5)           (Instr. 4)
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).
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FORM 3 (continued)

             Table II -- Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                     Underlying Derivative Security                        Form of
                         2. Date Exercisable         (Instr. 4)                                            Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
INTERNATIONAL ASSETS
HOLDING CORP.  OPTIONS   12/22/01*  12/22/10         COMMON               20,000             2.125            D
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INTERNATIONAL ASSETS
HOLDING CORP.  OPTIONS   12/22/02**  12/22/11         COMMON               20,000             0.60            D
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

Explanation of Responses: STOCK OPTIONS GRANTED TO EMPLOYEE OF THE ISSUER. *6666 BECOME EXERCISABLE ON 12/22/01; AN ADDITIONAL 6666 BECOME EXERCISABLE ON 12/22/02; AN ADDITIONAL 6668 BECOME EXERCISABLE ON 12/22/03. **6666 BECOME EXERCISABLE ON 12/22/02; AN ADDITIONAL 6666 BECOME EXERCISABLE ON 12/22/03; AN ADDITIONAL 6668 BECOME EXERCISABLE ON 12/22/04.

/S/ EDWARD R. COFRANCESCO, JR.                                  01/08/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.